Exhibit 99.1

Enveric Biosciences to Present Poster Highlighting EVM301 Series at the International Conference on Molecular Biology and Biochemistry 2023

Poster details advances in screening for non-hallucinogenic, neuroplastogen drug candidates for the treatment of mental health disorders

CAMBRIDGE, Mass., September 18, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety and addiction disorders, today announced a poster presentation highlighting novel screening processes and technologies exclusive to Enveric’s EVM301 Series. The poster will be presented at the International Conference on Molecular Biology and Biochemistry 2023 (ICMBB 2023) taking place in Toronto, Canada from September 18-19. Enveric’s EVM301 Series encompasses new chemical entity (NCE) tryptamine pharmaceutical drug candidates designed to engage the serotonin 5HT2A receptor and other neurotransmitter receptors with the intent to promote neuroplasticity and therapeutic benefit without inducing hallucinatory effects.

During the conference, Jillian Hagel, PhD, VP of Innovation, Enveric Biosciences, will present the poster titled, “Screening for Non-hallucinogenic Neuroplastogens as Drug Candidates for the Treatment of Anxiety, Depression, and Posttraumatic Stress Disorder.” The poster provides an overview of the screening protocol employed in the development of Enveric’s EVM301 Series, which has resulted in the synthesis of a catalog of proprietary compounds derived from the structures of serotonin (5-hydroxytryptamine) and psychedelic molecules such as N,N-dimethyltryptamine (DMT) and psilocin (4-hydroxy-DMT). The poster further highlights protocols for modeling the potential of each compound to reduce or eliminate hallucinations, which may permit the administration of the drug at a dose that induces neuroplasticity and may be beneficial in the targeted treatment of CNS disorders. The poster abstract can be accessed at https://waset.org/conferences-in-september-2023-in-toronto/program.

“We are thrilled to present this compelling and promising research at ICMBB 2023, which elucidates the proprietary techniques and technologies that Enveric is employing in the advancement of our EVM301 Series,” said Dr. Joseph Tucker, President & CEO of Enveric Biosciences. “Our innovative and proprietary artificial intelligence algorithms have enabled our research team to predict the mode of engagement with the 5HT2A receptor, which has facilitated the design and synthesis of novel and high-quality drug molecules. Using a robust series of laboratory assays and animal models to test these candidates, we have generated strong experimental evidence in support of the reduced hallucinogenic effect, neuroplastogenic potential, and promising effects in animal models of depression and anxiety.”

“Our team is committed to developing a next generation of compounds targeting difficult-to-treat mental health disorders. Our EVM301 Series of molecules includes features based on our key insights into the mechanisms of neuroplasticity,” said Dr Hagel. “I look forward to constructive interactions and discussions with my colleagues at the ICMBB conference, as we represent Enveric in our mission to bring innovative neuroplastogens forward as potential treatments for central nervous system disorders.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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